For Immediate Release

Microbot Medical Inc. Reports Second Quarter 2017 Financial Results and Recent

Development and Strategic Progress

Investor Update Conference Call today at 5:00pm ET

Hingham, MA – August 14, 2017 – Microbot Medical Inc. (NASDAQ CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today reported financial and operational results for the quarter and six months ended June 30, 2017, as well as provided an update on progress towards key strategic initiatives.

“As major healthcare companies are seeking to establish capabilities in the medical robotic space, our team is leveraging Microbot’s already existing and unique core capabilities and is making meaningful progress with our transformational technological robotic platforms,” commented Harel Gadot, CEO, President and Chairman. “Our lead product, the Self-Cleaning Shunt (SCS), for example, remains on track for its submission to the FDA by the end of 2018. We also recently learned that data from our recent studies for the SCS was accepted to be presented next month at the International Society for Hydrocephalus and Cerebrospinal Fluid Disorders annual meeting. This is a prestigious scientific event and it allows us to engage with leading physicians and further raise the awareness for our innovative approach to treating hydrocephalus and normal pressure hydrocephalus (NPH).

As we continue developing our current product pipeline, from our ViRob and TipCat technological platforms, we are also exploring additional business opportunities that will enhance our unique assets, including our strong IP portfolio. These opportunities include adding assets that are adjacent to our current technological platforms. This will allow us to enter additional applications where there are significant unmet medical needs. In addition, we are discussing collaboration and partnership possibilities with leading medical device companies, who appreciate our core capabilities and the value that our robotic technologies will provide to patient care. Our leadership team is continuing to make wise and valuable accretive decisions, one of which was to strengthen our cash position in order to position the Company to accelerate its current opportunities as well as preparing for significant growth during the next two to three-year period.”

Milestones Targeted for Achievement Over the Next Few Months

●	Completing the Company’s SCS studies at Washington University (St. Louis) and Wayne State University (Detroit).

●	Presenting initial data supporting Microbot’s SCS product at the International Society for Hydrocephalus and Cerebrospinal Fluid Disorders annual meeting, which is being held in Kobe, Japan, in late September.

●	Leveraging the Company’s strong balance sheet to pursue M&A, collaboration and partnership opportunities to increase addressable market opportunities.

●	Strengthening the Company’s leadership team with seasoned medical device experts.

Second Quarter and Six Month 2017 Financial Results

Microbot is a development stage company and has not recorded revenue. For the quarter ended June 30, 2017, the Company incurred a net loss of $3.5 million, or $0.12 per share compared to a net loss of $0.16 million, or $0.01 per share for the second quarter ended June 30, 2016. The increase in the net loss was mainly from the extinguishment of a one-time convertible note totaling $2.3 million, which was recorded in the financial expenses. The net loss before financial expenses for the quarter ended June 30, 2017, was $1.2 million. Research and development expenses for the quarter ended June 30, 2017 were $0.37 million compared to $0.04 million for the same period in 2016. General and administrative expenses increased to $0.88 million from $0.07 million for the same period in 2016.

During the second quarter, the Company strengthened its balance sheet with net proceeds of $9.2 million from the sale of the Company’s common stock. At June 30, 2017, the Company’s cash and cash equivalents totaled approximately $13 million. Based on the anticipated cash utilization, the Company believes it has sufficient resources through 2019 which allow it to execute its planned product development milestones, enter into one or more M&A transactions as well as potential collaborations and partnerships.

For the six months ended June 30, 2017, the Company incurred a net loss of $4.8 million, or $0.17 per share compared to a net loss of $0.44 million, or $0.02 per share for the six months ended June 30, 2016. Research and development expenses for the six months ended June 30, 2017 were $0.56 million compared to $0.26 million for the same period in 2016. General and administrative expenses increased to $1.9 million from $0.14 million for the same period in 2016. The increase in general and administrative expenses for the three and six months ended June 30, 2017 was primarily due to Microbot becoming a public company and therefore incurring higher professional fees and public company fees.

Conference Call

The Company will host a conference call and webcast on Monday, August 14, 2017 at 5:00 pm ET. For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number is 888-208-1814 (U.S./Canada) or 719-325-2154 (international) and providing the Conference ID 6914000. A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the ‘Investors’ section, under ‘Presentations and Resources’ of the Company’s website at www.microbotmedical.com.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by dialing 888-203-1112 (U.S./Canada) or +1 719-457-0820 (international) and providing the Conference ID 6914000. An archived webcast will also be available and may be accessed in the ‘Investors’ section of the Company’s website at www.microbotmedical.com.

About Microbot Medical, Inc.

Microbot was founded in 2010, which commenced operations in 2011, and became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Analysts and Institutional Investors

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

646-445-4800

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305

(tables to follow)

MICROBOT MEDICAL INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

U.S. dollars in thousands

(Except share data)

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016

Research and development expenses, net	$561	$263	$377	$44

General and administrative expenses	1,934	140	885	74

Operating loss	(2,495)	(403)	(1,262)	(118)

Financing (expenses), net	(2,320)	(37)	(2,246)	(46)

Net loss	$(4,815)	$(440)	$(3,508)	$(164)

Basic and diluted loss per share	$(0.17)	$(0.02)	$(0.12)	$(0.01)

MICROBOT MEDICAL INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

(Except share data)

	As of June 30, 2017	As of December 31, 2016
	Unaudited	Audited

ASSETS

Current assets:
Cash and cash equivalents	$13,078	$2,709
Other receivables	545	606
Total current assets	13,623	3,315

Non-current assets:
Restricted Cash	27	-
Fixed assets, net	69	53

Total assets	$13,719	$3,368

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade payables	$101	$512
Accrued liabilities	667	271
Total current liabilities	768	(**)783

Long term liabilities:
Convertible notes	-	76
Derivative warrant liability	38	313

Total liabilities	806	1,172

Commitments

Temporary equity:
Common stock of $0.01 par value; Issued and outstanding: 10,702,838 shares as of June 30, 2017 and December 31, 2016	500	500

Shareholders’ equity:
Preferred stock of $0.01 par value;
Authorized: 1,000,000 shares as of June 30, 2017 and December 31, 2016;
Issued and outstanding: 9,736 shares of Series A Convertible Preferred Stock as of June 30, 2017 and December 31, 2016;	(*)	(*)
Common stock of $0.01 par value; Authorized: 220,000,000 shares as of June 30, 2017 and December 31, 2016; Issued and outstanding: 34,305,333 and 15,848,136 shares as of June 30, 2017, and December 31, 2016, respectively	344	266
Additional paid-in capital	29,919	14,465
Accumulated deficit	(17,850)	(13,035)
Total stockholders’ equity	12,413	1,696

Total liabilities and stockholders’ equity	$13,719	$3,368

(*) Less than 1

(**) Reclassification